Exhibit 99.2

November 13, 2008

Dear Shareholders,

I am pleased to report today that Tower Bancorp, Inc. and Graystone Financial Corp. will be joining together in a partnership resulting in combined assets of approximately $1.2 billion, 25 branch locations in nine counties and two states, and an expanded employee base of over 300.

It is important to stress to you that this alliance is a proactive, revenue-driven strategy, not a cost-saving response to the current financial climate.

The decision to enter into a partnership with Graystone Financial Corp., the holding company of Graystone Bank, was well-researched and intentional.  After initial conversations, it became very apparent that our core company values and cultures complemented each other.  The steady growth of First National Bank of Greencastle coupled with the aggressive growth of Graystone Bank will result in an alliance that is well-balanced and plays to the strengths of each institution.

Our partnership with Graystone Financial Corp. sends a positive message to our customers and our shareholders that our roots run deep, our people are the finest, and our customers are well-served.  We are looking at this partnership strategically, not as a “next-year” transaction, but as an alliance that sets the stage for decades to come for community banking in our regions.

Pending the customary conditions and shareholder and regulatory approvals, the closed partnership will take effect in early 2009.  The new organizational structure, which is not anticipated to affect products or services to customers, will operate under First National Bank of Greencastle’s holding company of Tower Bancorp, Inc.  The allied institutions’ leadership team will include the following: Andrew Samuel, president and CEO of Tower Bancorp, Inc.; Kermit Hicks, Chairman of Tower Bancorp, Inc.; Jeffrey Shank, EVP of Tower Bancorp, Inc., president and CEO of Tower Bank, a division of Graystone Tower Bank; Jeffrey Renninger, EVP, COO of Tower Bancorp, Inc.; John McDowell, EVP of Tower Bank, a division of Graystone Tower Bank; Frank Klink, SVP of Tower Bank, a division of Graystone Tower Bank; Mark Merrill, EVP, CFO of Tower Bancorp, Inc.; and Janak Amin, EVP of Tower Bancorp, Inc., president and CEO of Graystone Bank, a division of Graystone Tower Bank. Following the closing, the resultant leadership team will boast over 110 years of combined in-market experience along with a clear vision that will foster future growth.

The union of the fastest growing de novo bank in Pennsylvania with the oldest independent bank in a three-county area cements the future of economic sustainability on our Main Street.  We are excited about the potential for increased financial opportunities that this alliance affords our customers and communities.

Graystone Bank was founded in 2005 and serves Centre, Cumberland, Dauphin, Lancaster, Lebanon, and York counties in Pennsylvania with 9 branch locations.  Graystone offers a full range of checking, savings, and loan products to retail, business, and not-for-profit customers.  Recognized with the 1st place award among the 2007 Best Places to Work in Pennsylvania, the core of the Bank’s strategy is based on local, relationship-oriented bankers who have an uncommon passion for their customers and the communities they serve.

We will continue to operate under our respective brands and will deliver the same high-level services to our customers.  This partnership is truly a win-win for employees, customers, shareholders, and the community.

I understand that you may have additional questions regarding our planned partnership with Graystone Financial Corp.  Please do not hesitate to contact me directly at 717-597-2137.

Thank you for your continuing commitment to Tower Bancorp, Inc. and First National Bank of Greencastle!

Sincerely,

Kermit Hicks	Jeffrey B. Shank
Chairman	President and CEO
Tower Bancorp, Inc.	First National Bank of Greencastle

Additional Information About The Transaction and Where to Find It

The proposed transaction will be submitted to the shareholders of Tower Bancorp, Inc. (“Tower”) and Graystone Financial Corp. (“Graystone”) for their consideration and approval.  In connection with the proposed transaction, Tower will be filing with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 which will include a joint proxy statement/prospectus and other relevant documents to be distributed to the shareholders of Tower and Graystone.  Investors are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.  Investors will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other flings containing information about Tower and Graystone, free of charge from the SEC’s Internet site (www.sec.gov), by contacting Tower Bancorp, Inc. at 717-597-2137or by contacting Graystone Financial Corp., at 717-724-2827.   INVESTORS SHOULD READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE TRANSACTION.

Participants in The Transaction

Tower, Graystone and their respective directors, executive officers, and certain other members of management and employees may be soliciting proxies from Tower and Graystone shareholders in favor of the transaction.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Tower and Graystone shareholders in connection with the proposed transaction will be set forth in the joint proxy statement/prospectus when it is filed with the SEC.  You can find information about Tower’s executive officers and directors in its definitive proxy statement filed with the SEC on March 18, 2008.  You can obtain free copies of this document from Tower using the contact information above.  You can find information about Graystone’s executive officers and directors from the Graystone website, www.graystonebank.com/investor_relations.asp.

This document is not an offer to sell shares of Tower’s securities which may be issued in the proposed transaction.  Such securities are offered only by means of the joint proxy statement/prospectus referred to above.

Safe Harbor for Forward-Looking Statements

This document may contain “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995.  These statements are typically preceded by words such as “believes,” “expects,” “hopes,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions.  These forward-looking statements are subject to risks and uncertainties that may cause actual future experience and results to differ materially from those discussed in these forward-looking statements due to various factors.  Such factors that might cause such a difference include, but are not limited to, the ability of Tower and Graystone to obtain shareholder approval of the transaction, the possibility that the transaction will not close or that the closing will be delayed, the challenges and costs of integrating the operations and personnel of the companies, reactions of customers of the companies, changing economic and competitive conditions, volatility in interest rates, costs associated with complying with the laws, rules and regulations, and other risks and uncertainties, including those disclosed previously and from time to time in Tower’s filings with the Securities and Exchange Commission.